Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) is entered into as of April 5, 2012 (the “Effective Date”), by and between Gevo, Inc., a Delaware corporation (the “Company”), and Brett Lund, an individual (the “Employee”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated as of June 4, 2010 (the “Employment Agreement”), pursuant to which, among other things, the Employee agreed to render certain specified services to the Company during the Term;

WHEREAS, the Company desires to amend the Employment Agreement in order to better retain the Employee and align the compensation of the Employee with the strategic objectives of the Company; and

WHEREAS, the Employee has agreed to such amendments, on the terms and subject to the conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Amendments to Employment Agreement.

(a) Section 3.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“3.1 Base Salary. As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive an annual base salary (the “Base Salary”) of Three Hundred and Twenty-Five Thousand Dollars (U.S. $325,000.00) (or such higher amount as the Company is paying the Executive as of the Commencement Date) during the Term of this Agreement, which amount shall be reviewed by the Board (or designated committee thereof) at least annually and may be increased (but not reduced) by the Board (or designated committee thereof) in such amounts as the Board (or designated committee thereof) deems appropriate. The Base Salary shall be paid in accordance with the normal payroll practices of the Company.”

(b) Section 3.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“3.2 Bonus. The Executive shall be eligible to receive an annual bonus of up to 40% of his Base Salary based on the Company’s and the Executive’s attaining certain

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business goals established by the Board (or designated committee thereof) (the “Bonus”). Provided that the Commencement Date occurs during the first half of a calendar year, the annual goals for the calendar year in which the Commencement Date occurs shall be determined and communicated in writing to the Executive no later than ninety (90) days after the Commencement Date. The annual goals for each subsequent year during the Term shall be determined and communicated in writing to the Executive no later than ninety (90) days after the first day of the year. In addition, the Executive may be entitled to receive such additional bonus amounts as the Board (or designated committee thereof) shall determine in its discretion. In determining such additional amounts, if any, the Board (or designated committee thereof) shall consider among other things the Executive’s contribution to the accomplishment of the Company’s long-range business goals, the success of various corporate strategies in which the Executive participated, and the Executive’s unique services in connection with the maintenance of or increase in stockholder value in the Company. Any bonus shall be paid as promptly as practicable following the end of the fiscal year, but not later than the March 15th immediately following the end of such fiscal year.”

(c) Section 3.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“3.3 Stock Options and Related Incentive Plans. During each calendar year of the Term, the Company shall grant the Executive an award consisting of restricted stock and/or stock options (both with reference to Company common stock) with an aggregate fair market value on the date of grant equal to at least $65,000 (as reasonably determined by the Company) and may, at the discretion of the Chief Executive Officer, grant the Executive additional stock awards with an aggregate fair market value on the date of grant of up to $270,000 in such amounts and subject to such terms (including performance-based terms) that the Chief Executive Officer deems appropriate. Such awards shall be granted under the Company’s equity incentive plan existing at the time of any such grant. The Company may grant the Executive additional stock awards for shares of the Company’s common stock in such amounts and terms (including performance-based terms) as the Board (or designated committee therefore) deems appropriate, with the aggregate value of such grants expected not to exceed $260,000 for the first year. In addition to the foregoing, the Executive shall be eligible to participate in the Company’s existing incentive programs and any additional or successor incentive plan or plans. Any grants made to the Executive pursuant to such plans shall provide for an expiration date consistent with the provisions of such plans; provided, however, that in no event shall any option remain exercisable beyond its stated expiration date.”

2. Effective Date. This Amendment shall become effective as of the Effective Date specified above. Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict or inconsistency between this Amendment and the Employment Agreement, the provisions of this Amendment shall govern.

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3. Amendment. By executing this Amendment below, each of the Company and the Employee certifies that this Amendment has been executed and delivered in compliance with the terms of Section 9.1 of the Employment Agreement.

4. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and both of which, when taken together, shall constitute one agreement. Facsimile signatures shall be as effective as original signatures.

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The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

EMPLOYEE:

/s/ Brett Lund
Brett Lund

COMPANY:

GEVO, INC.

By:	/s/ Patrick Gruber
Name:	Patrick Gruber
Title:	Chief Executive Officer

[Signature Page to Amendment]